Exhibit 10.1

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Agreement”) is made and entered into as of October 26, 2015, by and among GERMAN AMERICAN BANCORP, INC., an Indiana corporation (“German American”), and the undersigned securityholder(s) (each, the “Securityholder,” which term is used to describe all undersigned securityholders together if more than one) of River Valley Bancorp, an Indiana corporation, that is not a party to this Agreement (the “Company”).  All capitalized terms herein not otherwise defined shall have the meaning ascribed to them in the “Merger Agreement” (as defined below).

Recitals

WHEREAS, pursuant to that certain Agreement and Plan of Reorganization of even date herewith (the “Merger Agreement”), by and among German American, the Company, and their respective banking subsidiaries, the Company (a) will merge (the “Merger”) into German American, with German American continuing as the surviving corporation and all of the outstanding common stock, without par value, of the Company (“Company Stock”) being exchanged for common stock, without par value, of German American and a cash payment and (b) all of the outstanding stock options to purchase Company Stock (“Purchase Rights”) being cancelled for a cash payment (the merger and the cancellation of Purchase Rights being sometimes referred to in this Agreement as the “Transaction”);

WHEREAS, the Securityholder is the beneficial owner of, or exercises control and direction over, the number of issued and outstanding shares of Company Stock, and a number of issued and outstanding Purchase Rights, as set forth on Exhibit A attached hereto;

WHEREAS, the Securityholder has had a fair opportunity to review the Merger Agreement and to consult with legal, tax, financial and other advisers of the Securityholder’s choosing to the extent such Securityholder has desired to have such consultation(s); and

WHEREAS, as a material inducement for German American to enter into the Merger Agreement with the Company and thereby provide the benefits of the Transaction to the Securityholder, the Securityholder is willing (among other terms and conditions set forth in this Agreement) to (i) in accordance with the terms hereof, not transfer or otherwise dispose of any of such Securityholder’s shares of Company Stock or Purchase Rights, or any and all other shares or securities of the Company issued, issuable, exchanged or exchangeable, in respect of any Company Stock or Purchase Rights (the “Securities”) until the Securityholder’s shares are voted with respect to the Merger and the Articles of Amendment (as hereafter defined) and (ii) vote or use best efforts to cause to be voted Company Stock as set forth herein.

Agreement

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, each Securityholder (and if more than one signatory exists for the Securityholder, all such signatories, jointly and severally) agrees with German American as follows:

1.            Transfer and Encumbrance.  The Securityholder agrees that the Securityholder will not take or permit any action to, directly or indirectly, (i) transfer, sell, assign, give, pledge (excluding any pledges already in effect to commercial lenders that secure the repayment of money borrowed), exchange, or otherwise dispose of or encumber the Securities (except as may be specifically required by court order, in which case the Securityholder shall give German American prior written notice and any such transferee shall agree to be bound by the terms and conditions of this Agreement) prior to the “Expiration Date” (as defined below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date; (ii) deposit any of the Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Securities or grant any proxy or power of attorney with respect thereto, in each case, in a manner that conflicts or may conflict with the Securityholder’s obligations hereunder; or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer, exchange or other disposition of or transfer of any interest in or the voting of any of the Securities, in each case, in a manner that conflicts or may conflict with the Securityholder’s obligations hereunder. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) June 30, 2016, (ii) the date which is the day following the shareholder meeting at which the Merger and the Articles of Amendment are approved by River Valley Bancorp shareholders, or (iii) the date the Board decides not to recommend or withdraws its recommendation of the Merger or the Articles of Amendment without a breach of Sections 4.01(d), 4.01(e) or 4.03(a), or clause (b) of Section 7.08 of the Merger Agreement.
2.            Agreement to Vote. Prior to the Expiration Date, at every meeting of the shareholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of the Company with respect to any of the following, the Securityholder agrees to vote (or cause to be voted) the shares of Company Stock owned of record directly by such Securityholder or jointly with Securityholder’s spouse, as to which such Securityholder or his spouse has voting rights, and, to the full extent legally permitted, cause holders of record of other shares of Company Stock over which the Securityholder has the sole or shared power to vote (or to direct the vote) to vote:  (i) in favor of approval of the Transaction, the Merger Agreement and the transactions contemplated thereby and any matter that could reasonably be expected to facilitate the Transaction; (ii) in favor of any alternative structure as may be agreed upon by German American and the Company to effect the Transaction; provided that such alternative structure is on terms in the aggregate no less favorable to the Securityholder from a financial point of view than the terms of the Transaction set forth in the Merger Agreement (including, without limitation, with respect to the consideration to be received by the Securityholder); (iii) against the consummation of any proposal looking toward the acquisition of control of the Company by any party not affiliated with German American, or any action, proposal, agreement or transaction (other than the Transaction, the Merger Agreement or the transactions contemplated thereby) that in any such case would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and (iv) in favor of the amendment of the Articles of Incorporation of the Company as contemplated by the Merger Agreement (the “Articles of Amendment”).  This Agreement is intended to bind the Securityholder as a shareholder of the Company only with respect to the specific matters set forth herein.  Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict the

Securityholder from voting in his, her or its sole discretion on any matter other than those matters referred to in this Agreement.

3.            No Opposition.  Prior to the Expiration Date, the Securityholder agrees not to take, or cause to be taken, any action in the Securityholder’s capacity as a holder of Securities of the Company that would, or would be reasonably likely to, have the purpose or effect of preventing the consummation of the Transaction and the transactions contemplated by the Merger Agreement.  Prior to the Expiration Date, the Securityholder agrees to take, or cause to be taken in its capacity as a holder of Securities of the Company, all actions necessary to effect the Transaction and the transactions contemplated by the Merger Agreement.
4.            New Securities.  The Securityholder hereby agrees that any shares of the capital stock or other securities of the Company that the Securityholder purchases or with respect to which the Securityholder otherwise acquires a right to acquire or other beneficial ownership (as such concept of beneficial ownership is interpreted for purposes of the beneficial ownership disclosure provisions of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission adopted thereunder) after the date of this Agreement and prior to the Expiration Date (the “New Securities”), and any and all other shares or securities of the Company issued, issuable, exchanged or exchangeable in respect of any New Securities, shall become subject to the terms and conditions of this Agreement to the same extent as if they constituted Securities.
5.            Representations, Warranties and Covenants of Securityholder. The Securityholder (and if more than one signatory exists for the Securityholder, all such signatories, jointly and severally) hereby represents and warrants to, and covenants with, German American that:

5.1.            Ownership.  Except as may be noted on Exhibit A hereto, the person(s) or entity(ies) who or that has (have) signed this Agreement as the Securityholder have good and marketable title to, and is (are) the sole legal and beneficial owners of Securities in the numbers that are specified on Exhibit A.  As of the date hereof, such person(s) or entity(ies) does (do) not beneficially own any shares of the capital stock of the Company or other securities issued by the Company other than the Securityholder’s Securities that are so identified.  No person acting on behalf of any such person(s) or entity(ies) has provided German American with any information concerning the nature of ownership of the numbers of Securities identified on Exhibit A that is false or misleading in any respect material to German American.
5.2.            Authorization; Binding Agreement.  The Securityholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby and has sole voting power and sole power of disposition, with respect to all of the Shares with no restrictions on its voting rights or rights of disposition pertaining thereto, except as specified on Exhibit A. The Securityholder has duly executed and delivered this Agreement and, assuming its due authorization, execution and delivery by German American, this Agreement is a legal, valid and binding agreement of the Securityholder, enforceable against the Securityholder in accordance with its terms.

6.            Further Assurances.  The Securityholder hereby covenants and agrees to execute and deliver, or cause to be executed or delivered, such proxies, consents, waivers and other instruments, and undertake any and all further action, necessary or desirable, in the reasonable opinion of German American, to carry out the purpose and intent of this Agreement and to consummate the Transaction, the Merger Agreement and the transactions contemplated thereby.
7.            Termination.  This Agreement shall terminate and shall have no further force or effect as of the Expiration Date; provided, however, that nothing herein shall relieve any party from liability hereof for breaches of this Agreement prior to the Expiration Date.
8.            Miscellaneous.

8.1.            Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction (or deemed formally or informally by a governmental agency) to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  In the event that a governmental agency (including but not limited to the Board of Governors of the Federal Reserve System (the “FRB”)) expresses to German American any concern that this Agreement may be violative of law applicable to German American or the Securityholder, then German American shall so notify the Securityholder of such concern, and German American and the Securityholder shall cooperate with each other toward amending this Agreement in order to resolve such governmental agency’s concern(s).
8.2.            Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other; provided, however, that German American may freely assign its rights to a direct or indirect wholly-owned subsidiary of German American without such prior written approval but no such assignment shall relieve German American of any of its obligations hereunder. Any purported assignment without such consent shall be void.  No provision of this Agreement shall be for the benefit of any third party, except that the Company is an intended third-party beneficiary of the Securityholder’s agreements pursuant to this Agreement.
8.3.            Amendment and Modification.  This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.
8.4.            Specific Performance; Injunctive Relief.  The parties hereto acknowledge that German American will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Securityholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to German American upon such violation, German American shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to German American at law or in equity.

8.5.            Notices.  All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand, national or international overnight courier service, transmitted by telecopy or mailed by registered or certified mail, postage prepaid (effective when delivered by hand, or by telecopy or electronic message (if receipt of such telecopy or electronic message at or about the time of telecopy or electronic message is confirmed by the recipient of the telecopy or electronic message), one (1) business day after dispatch by overnight courier, and three (3) business days after dispatch by mail), as follows:

If to German American, to:

Mr. Mark A. Schroeder
Chairman and Chief Executive Officer
German American Bancorp, Inc.
711 Main Street
Jasper, Indiana  47546
Telecopy No.:  (812) 482-0745

with a copy to:

Jeremy E. Hill, Esq.
Bingham Greenebaum Doll LLP
10 W. Market Street
2700 Market Tower
Indianapolis, Indiana 46204
Telecopy No.:  (317) 236-9907

If to any person who has signed this Agreement as Securityholder, to the address set forth beneath the Securityholder’s signature below.

8.6            Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Indiana without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Indiana.
8.7            Entire Agreement. This Agreement contains the entire understanding of German American and Securityholder in respect of the subject matter hereof, and, except for any confidentiality agreements between German American and the Company binding upon the Securityholders, supersedes all prior negotiations and understandings between the parties with respect to such subject matters.

8.8            Counterparts.  This Agreement may be executed (and delivered, in original form or by electronic mail or by facsimile transmission) in several counterparts, each of which shall be an original, but all of which together shall (when executed and delivered between or among two or more signatories) constitute one and the same agreement.
8.9            Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.
8.10            No Limitation on Actions of the Securityholder as Director or Officer.  Notwithstanding anything to the contrary in this Agreement, in the event the Securityholder, or a representative of the Securityholder, is an officer or director of the Company, nothing in this Agreement is intended or shall be construed to require the Securityholder, or its representative, as the case may be, in such individual’s capacity as an officer or director of the Company, to act or fail to act in accordance with such individual’s fiduciary duties in such capacity.
8.11            Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
8.12            Disclosure.  The Securityholder hereby authorizes German American and the Company to disclose the identity of the Securityholder and the nature and amounts of its commitments, arrangements and understandings under this Agreement (and to file publicly a copy of this Agreement in that connection) in any reports or other filings or communications that either German American or the Company may be required to file under any applicable law (without seeking confidential treatment of such disclosure), including without limitation the laws popularly known as Bank Holding Company Act of 1956, the Bank Merger Act, the Securities Exchange Act of 1934, and the Securities Act of 1933 (each as amended), and including, without limitation, any report filed with the Securities and Exchange Commission on Form 8-K or any Schedule 13D or Schedule 13G, any Registration Statement filed by German American under the Securities Act of 1933, and any applications or notices seeking or concerning regulatory review and/or approval of the Transaction and/or this Agreement that may be filed with the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Indiana Department of Financial Institutions.
8.13            Attorney Fees.  Except as otherwise provided herein, each party shall pay hereto shall pay its own costs, expenses and attorney’s fees in connection with the review and execution of this Agreement, any future negotiation or consultation in connection with this Agreement, and/or in the event of any judicial proceeding arising out of or related to this Agreement or which requires the interpretation or construction of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

GERMAN AMERICAN BANCORP, INC.

By:	/s/ Mark A. Schroeder
Mark A. Schroeder,
Chairman and Chief Executive Officer

/s/ Lonnie D. Collins	/s/ Matthew P. Forrester
Lonnie D. Collins 150 Rockwood Drive Madison, IN 47250	Matthew P. Forrester 420 S. Indian Cave Drive Madison, IN 47250

/s/ Michael J. Hensley	/s/ Fred W. Koehler
Michael J. Hensley 120 Cherry Trace Madison, IN 47250	Fred W. Koehler 414 Broadway Madison, IN 47250

/s/ Lillian Sue Livers, M.S., R.D.	/s/ Charles J. McKay, CPA
Lillian Sue Livers, M.S., R.D. 300 N Willow Drive Madison, IN 47250	Charles J. McKay, CPA 808 W Main Street Madison, IN 47250

/s/ Anthony Brandon	/s/ John Muessel
Anthony Brandon 2476 Castor Lane Madison, IN 47250	John Muessel 411 Broadway Street Madison, IN 47250

/s/ Vickie L. Grimes
Vickie L. Grimes 306 Longview Drive Jeffersonville, IN 47130

EXHIBIT A

SECURITYHOLDERS’ OWNERSHIP OF
COMPANY STOCK AND PURCHASE RIGHTS

Name	Common Stock Beneficially Owned as of October 26, 2015 (1)		Percentage of Common Stock

Directors
Lonnie D. Collins	62,584	(2)	2.5%
Matthew P. Forrester	59,043	(3)	2.3%
Michael J. Hensley	29,332	(4)	1.2%
Fred W. Koehler	87,753	(5)	3.5%
Lillian Sue Livers, M.S., R.D.	8,105	(6)	*
Charles J. McKay, CPA	13,500	(7)	*

Named Executive Officers
Anthony Brandon, Executive Vice President	16,976	(8)	*
John Muessel, Vice President-Trust Services	14,472	(9)	*
Vickie L. Grimes, Treasurer	6,352	(10)	*

* Under 1% of outstanding shares.  Outstanding shares used for calculations are 2,513,696.

(1)
Unless otherwise indicated, each nominee or director has sole investment and/or voting power with respect to the shares shown as beneficially owned by him. Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic power with respect to the shares. Includes shares beneficially owned by members of the immediate families of the directors residing in their homes.

(2)	Of these shares, 41,000 are held jointly by Mr. Collins and his spouse, and 3,000 restricted shares were granted under the 2014 Stock Option and Incentive Plan (the “2014 Plan”).
(3)
Of these shares, 9,852 are held jointly by Mr. Forrester and his spouse, 31,635 are held by Mr. Forrester directly, 1,535 are held in an IRA for his spouse, 192 are held by him as custodian for his children, 3,000 restricted shares were granted under the 2014 Plan, 2,000 are subject to stock options granted under the 2014 Plan, and 10,829 were held under the ESOP as of December 31, 2014.  Does not include options for 8,000 shares which are not exercisable within 60 days of the record date for the shareholder meeting.

(4)
Of these shares, 11,000 are held jointly by Mr. Hensley and his spouse, 6,000 shares are held by a trust as to which Mr. Hensley serves as trustee, 9,332 are held by Mr. Hensley directly, and 3,000 restricted shares were granted under the 2014 Plan. 16,000 of these shares are pledged to secure a bank loan from another financial institution to Mr. Hensley and his spouse.

(5)
Of these shares, 29,637 are held in the Koehler Family Gift Trust, of which Mr. Koehler’s spouse is trustee, 54,516 are held in the Frederick W. Koehler Gift Trust, of which Mr. Koehler is trustee, 600 shares are held by Mr. Koehler’s spouse in an individual retirement account, and 3,000 are restricted shares granted under the 2014 Plan.

(6)	5,105 of these shares are held jointly by Ms. Livers and her spouse, and 3,000 restricted shares were granted under the 2014 Plan.
(7)	10,500 of these shares are held jointly by Mr. McKay and his spouse, and 3,000 restricted shares were granted under the 2014 Plan.
(8)
Of these shares, 5,700 are held jointly by Mr. Brandon and his spouse, 4,000 are subject to stock options granted under the River Valley Bancorp Option Plan (the “Option Plan”) and the 2014 Plan, 300 shares were granted under the River Valley Recognition and Retention Plan (“Recognition and Retention Plan”), all of which are voted by the Trustees of the Recognition and Retention Plan, and 6,976 are held under the ESOP as of December 31, 2014.  Does not include options for 4,500 shares which are not exercisable within 60 days of the record date for the shareholder meeting.

(9)	Includes 5,272 shares held under the ESOP as of December 31, 2014, 500 shares are held by Mr. Muessel directly, and 8,950 shares held jointly with Mr. Muessel’s spouse.
(10)
Includes 1,000 shares subject to stock options granted under the Option Plan and 5,152 shares held under the ESOP as of December 31, 2014.  Does not include options for 1,500 shares which are not exercisable within 60 days of the record date for the shareholder meeting.

Exhibit A